EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of November 1, 2007 (the "Commencement Date"), by and between BooKoo Beverages, Inc., a Texas corporation (the "Company") and Steven B. Solomon ("Executive").

WHEREAS, Executive desires to be employed by Company as its Chairman of the Board of Directors (the "Board"), and Company desires to employ Executive as its Chairman; and

WHEREAS, Company will provide Executive with specialized training, Confidential Information and Trade Secrets (as defined herein) to assist him in performing his job duties as Chairman; and

WHEREAS, during his employment, Executive will establish and maintain relations and contacts with the customers, employees, and suppliers of Company, all of which constitute valuable goodwill of Company's business; and

WHEREAS, Executive and Company desire to enter into this Agreement in order to memorialize the terms and conditions of Executive's employment.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I
EMPLOYMENT

1.1 Term of Employment. Company shall employ Executive for the period beginning on the Commencement Date and ending on the third anniversary of that date, unless Executive's employment is earlier terminated in accordance with Section 3 of this Agreement.

1.2 Position and Duties. Company hereby engages and employs Executive subject to the terms and conditions set forth in this Agreement. Executive will serve as Chairman of the Board of Directors of Company and will have such duties, responsibilities and authority (i) as are customarily associated with that office, including, without limitation, chairing meetings of the Board, and (ii) such additional duties as may, from time to time, be assigned to, requested of or vested in the Executive by the Board with the consent of Executive. Such duties will include, but not be limited to, working with the Chief Executive Officer ("CEO") of Company to obtain new business for Company, working with the CEO to set up new distribution channels on behalf of Company, working with the CEO to solidify Company's relationships with its bottlers, working with the CEO to determine the appropriate use for Company's proceeds and overseeing the Company's marketing strategies, and working with the CEO on communications and strategies with the capital markets.

1.3 Extent of Service. Executive agrees to use his commercially reasonable best efforts to perform his job duties faithfully and to devote a significant portion of his working time, attention

and energies to the business of Company; provided, however, that nothing herein shall preclude Executive from managing his personal investments and affairs or from engaging in or serving such business, civic, charitable, educational, religious and similar type activities and organizations as he may select as long as such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement. Executive will perform all of his responsibilities in material compliance with all applicable laws.

II
COMPENSATION AND BENEFITS

2.1 Monetary Compensation. For all services to be rendered by Executive under this Agreement, the Company agrees to pay Executive monetary compensation as follows: (a) upon the execution and delivery of this Agreement, Company will pay Executive a lump-sum non-refundable amount totaling One Hundred Thousand Dollars and Zero Cents ($100,000.00), which represents compensation for Executive's services for the period from the Commencement Date through and including February 29, 2008; and (b) beginning on March 1, 2008 and extending until the termination of this Agreement for any reason, Company will pay executive a monthly amount of Eight Thousand Six Hundred Sixty-Six Dollars and Sixty-Six Cents ($8,666.66), with such monthly payments to be made to Executive on the first day of the month. All monetary payments made to Executive will be subject to withholdings required by applicable law or otherwise authorized by Executive.

2.2 Restricted Stock. In exchange for the services to be rendered by Executive hereunder, Company shall grant Executive 300,000 shares of common stock (the "Shares") pursuant and subject to the terms of Company's standard Restrictive Stock Agreement under the Company's Stock Incentive Plan (modified in a manner consistent with the terms of this Agreement). Subject to Executive's continued employment with the Company (other than the Shares referred to in subsection (a)), the following vesting schedule will apply to the Shares under such Restrictive Stock Agreement: (a) 100,000 of the Shares shall vest (and become non-forfeitable) on the Commencement Date; (b) another 100,000 of the Shares shall vest (and become non-forfeitable) on the first anniversary of the Commencement Date; and (c) the remaining 100,000 Shares shall vest (and become non-forfeitable) on the second anniversary of the Commencement Date; provided that any unvested Shares shall vest (and become non-forfeitable) upon the earlier of (i) a Change in Control (as defined below), (ii) the termination by Company of Executive's employment for any reason other than Cause (as defined below), (iii) the termination of Executive's employment by Executive for Good Reason, (iv) the termination of Executive's employment by mutual agreement of the Company and Executive or (v) the termination of Executive's employment by reason of his death or Disability (as defined below).

2.3 Participation in Benefit Programs. The Executive shall have the right to participate in all plans of life, accident, disability and health insurance that generally are made available to senior executives of the Company, effective the first day of next month following Executive's initial thirty (30) days of employment.

2.4 Expense Reimbursement. The Company shall promptly reimburse Executive for all actual and reasonable business expenses incurred by Executive in promoting the business of the

Company, including expenditures for entertainment, travel, or other expenses, provided that (a) such expenditures are of a nature qualifying them as legitimate business deductions and (b) Executive furnishes to the Company adequate records and other documentary evidence reasonably required by the Company to substantiate the amount and reasonableness of such expenditures. The Company shall also upon execution of this Agreement reimburse Executive for legal fees incurred by Executive or his affiliates prior to the execution of this Agreement, in connection with this Agreement and the business of the Company, up to an aggregate of $25,000.

III
TERMINATION OF EMPLOYMENT

3.1 Termination Upon Death or Disability. This Agreement shall terminate immediately upon the Executive's death or Disability. For purposes of this Agreement, "Disability" shall mean, subject to the Americans with Disabilities Act and other applicable law, the physical or mental disability of the Executive resulting in the Executive's inability to perform substantially all of the essential functions of his duties and responsibilities with the Company where (i) such inability to perform has been determined to exist by the disability insurance carrier for the Company, or (ii) the Company has determined, based on competent professional advice, that such inability to perform exists, and has continued or is reasonably expected to continue, for a period of sixty (60) consecutive calendar days, or ninety (90) non-consecutive calendar days within a calendar year.

3.2 Termination by Company. Company may terminate Executive's employment with or without Cause. As used in this Agreement, the term "Cause" shall mean any of the following:

(a) Executive's willful failure to perform substantially his reasonable and material duties which is continuing for at least thirty (30) days after a written demand for performance has been delivered by the Company which specifically identifies the manner in which the Company believes the Executive has not substantially performed said duties;

(b) Executive's material breach of any provision of this Agreement, provided that the Company has given the Executive written notice of such violation and he has not cured the same within thirty (30) days after the giving of notice thereof;

(c) Executive's breach of fiduciary duty or duty of loyalty;

(d) Executive's commission of embezzlement or fraud on the Company;

(e) Executive's misappropriation of any of the Company's funds or assets;

(f) Executive's conviction of, or plea of nolo contendere or guilty to, any felony; or

(g) Executive's failure to comply with Company policies and procedures, including, without limitation, its policies regarding equal employment opportunity and its anti-harassment policy.

Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Cause hereunder.

3.3 Termination by Executive. Executive may terminate his employment with Company with or without Good Reason. "Good Reason" shall mean shall mean the occurrence of any of the following events without Executive's express written consent:

(a) The reduction of the compensation to be paid to Executive as set forth in Sections 2.1 and 2.2 of this Agreement;

(b) A Change of Control (as defined in Section 5.1 hereof); or

(c) Any material breach by the Company of the terms of this Agreement.

Good Reason shall not include Executive's death or Disability. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. Company shall have an opportunity to cure any claimed event of Good Reason within thirty (30) days of written notice from Executive and the Board's good faith determination of cure shall be binding. Company shall notify Executive of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and any Notice of Termination (as defined below) delivered by Executive based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate the Agreement. Termination by Executive without Good Reason shall not give rise to any claim by the Company for damages against Executive under this Agreement or otherwise.

3.4 Notice of Termination. Any termination by Company with or without Cause and any termination by Executive with or without Good Reason shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 7.3 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (iii) specifies the Date of Termination (as defined below). The failure by Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of Company hereunder or preclude Company from asserting such fact or circumstance in enforcing Company's rights hereunder.

3.5 Date of Termination. "Date of Termination" means (i) if Executive's employment is terminated other than by reason of Death or Disability, the date of receipt of the Notice of Termination, or any later date specified therein, or (ii) if Executive's employment is terminated by reason of death or Disability, the Date of Termination will be the date of death or the Disability, as the case may be.

IV
OBLIGATIONS UPON TERMINATION OF EMPLOYMENT

4.1 Termination Upon Death or Disability. If the Agreement terminates as a result of Executive's death or Disability, the Company shall pay to Executive or his estate all accrued and unpaid monetary compensation earned and benefits vested up to the Date of Termination, including, without limitation, the benefits provided for in Section 2.2 hereof.

4.2 Termination in all Other Circumstances. If Executive's employment is terminated for any reason other than by reason of Executive's death or Disability (including by the Company without Cause or by the Executive with Good Reason), then Company shall have no further obligations to Executive, other than for payment of obligations previously accrued and owing under this Agreement as of the Date of Termination.

4.3 No Other Payments or Benefits. Except as expressly set forth in Article IV herein, Executive shall not be entitled to any payments or other benefits from the Company in connection with, as a result of, or after termination of Executive's employment with the Company for any reason.

V
CHANGE IN CONTROL

5.1 Definition of Change in Control. For purposes of this Agreement, a "Change of Control" shall mean a change in ownership or control of the Company effected through any of the following transactions:

(a) A merger, consolidation or other reorganization *unless* securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction;

(b) A sale, transfer or other disposition of all or substantially all of the Company's assets, whether pursuant to a single transaction or a series of related transactions (which assets shall include for these purposes a majority of the outstanding voting interests of such of the Company's subsidiaries the assets of which constitute all or substantially all the assets of the Company and its subsidiaries taken as a whole); or

(c) The acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13-d3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of

the Company's outstanding securities from a person or persons other than the Company, whether in a single transaction or pursuant to a series of related transactions.

VI
RESTRICTIONS ON CONDUCT

6.1 General. Executive and Company understand and agree that the purpose of the provisions of this Article VI is to protect the legitimate business interests of Company, as more fully described below, and is not intended to eliminate Executive's post-employment competition with Company *per se*, nor is it intended to impair or infringe upon Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that Executive has received good and valuable consideration for the post-employment restrictions set forth in this Article VI in the form of the employment, compensation and benefits provided for herein, as well as access to specialized training and Confidential Information and Trade Secrets (as defined herein). Executive hereby further acknowledges and agrees that the post-employment restrictions set forth in this Article VI are reasonable and further agrees that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement.

6.2 Definitions.

(a) "Confidential Information" means: all information regarding the Company, its activities, businesses or customers, that is valuable to the Company, the subject of reasonable efforts by the Company to maintain its confidentiality, and not generally disclosed to persons not employed by the Company, but that does not rise to the level of a Trade Secret (as defined below). "Confidential Information" shall include, but is not limited to, financial plans and data concerning the Company; management planning information; the Company's business plans or strategies (including, without limitation, any merger or acquisition plans); the Company's operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; employee compensation and other personnel information; and new personnel acquisition plans. "Confidential Information" shall not include information that has become generally available to the public through no fault of the Executive, is in the possession of the Executive without any obligation of confidentiality or has been independently developed by Executive without reference to the Company's Confidential Information.

(b) "Person" means: any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(c) "Restrictive Covenant" means: the covenant contained in Section 6.3 of this Agreement.

(d) "Trade Secrets" means: information, without regard to form, regarding the Company, its activities, businesses or customers, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known by or available to the public via lawful means and which: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secret shall include, but not be limited to, customer lists, customer billing and pricing information, technical information regarding Company's intellectual property, product development information, patent information and all other information permitted to be covered under the Uniform Trade Secrets Act.

6.3 Non-Disclosure of Confidential Information and Trade Secrets. In consideration of his employment with Company, the compensation and benefits to be paid to him in connection with that employment, the specialized training to be given to him, and his access to Confidential Information and Trade Secrets, Executive hereby agrees that during his employment with Company and for twenty-four (24) months after the termination of his employment for any reason whatsoever, Executive shall not, directly or indirectly, transmit or disclose any Confidential Information to any Person, or make use of any such Confidential Information, directly or indirectly, for himself or for others, without the prior written consent of Company. During his employment with Company and perpetually thereafter, for so long as the information remains a Trade Secret, Executive shall not, directly or indirectly, transmit or disclose any Trade Secrets to any Person, or make use of any such Trade Secrets, directly or indirectly, for himself or for others, without the prior written consent of Company.

6.4 Return of Property. Promptly following Executive's termination of employment for any reason whatsoever, or at any other time that Company so requests, Executive shall return to Company all property of the Company (in whatever medium), and all copies thereof, in Executive's possession or under his control.

6.5 Enforcement of Restrictive Covenant.

(a) Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenant, the Company shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

(i) The right and remedy to enjoin, preliminarily and permanently and without the necessity of posting bond, Executive from violating or threatening to violate the Restrictive Covenant and to have the Restrictive Covenant specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenant would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company;

(ii) The right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of the Restrictive Covenant; and

(iii) The right and remedy to require Executive to pay the reasonable attorneys' fees incurred by Company in enforcing the Restrictive Covenant.

(b) Severability of Covenant. Executive acknowledges and agrees that the Restrictive Covenant is reasonable and valid in time and scope and in all other respects. The Restrictive Covenant set forth in this Agreement shall be considered and construed as a separate and independent covenant. Should any part or provision of the Restrictive Covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.

(c) Reformation. The parties hereunder agree that it is their intention that the Restrictive Covenant be enforced in accordance with its terms to the maximum extent possible under applicable law. The parties further agree that in the event any court of competent jurisdiction shall find that any provision of the Restrictive Covenant is not enforceable in accordance with its terms, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the parties in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

VII
MISCELLANEOUS

7.1 Governing Law. This Agreement shall be construed and enforced in accordance with the laws and decisions of the State of Texas.

7.2 Assignment and Successors. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive. Company may assign this Agreement with the prior written consent of Executive, and this Agreement shall inure to the benefit of and be binding upon the Company and its permitted successors and assigns.

7.3 Notices. Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, or sent by electronic mail transmission to the Company at the Company's principal office or to the Executive at the address appearing on the books and records of the Company. Such notice or communication shall be deemed given (a) when delivered if personally delivered; (b) five mailing days after having been placed in the mail, if delivered by registered or certified mail; (c) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier, and (d) the business day after transmittal when transmitted electronically. Any party may change the address or electronic address to which notices or communications are to be sent to it by giving notice of such change in the manner herein provided for giving notice. Until changed by notice, the following shall be the address and electronic address to which notices shall be sent:

If to the Company, to: Boo Koo Beverages, Inc.
4951 Airport Pkwy
Suite 640
Addison, TX 75001
steve@AspenAdvisors.com

If to the Executive, to: Steven B. Solomon
2100 McKinney Avenue
Suite 1550
Dallas, Texas 75201
ssolomon@ct-holdings.com

with a copy, which shall not constitute notice, to:

David Wood
Wood & Sartain, LLP
12655 North Central Expressway, Suite 421
Dallas, Texas 75243
972-701-0302 (fax)
dwood@woodsartain.com

7.4 Entire Agreement; Modifications. This Agreement represents the entire agreement between the parties with respect to the matters set forth herein and supersedes all prior agreements and understandings between the parties relating to the employment of Executive by the Company, and it may not be changed or terminated orally. No modification or amendment of any other provisions of this Agreement shall be valid unless in writing signed by the party against whom the same is sought to be enforced. The parties agree that no other representations have been made to them, other than those contained in this Agreement.

7.5 Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

7.6 Counterparts. This Agreement may be executed in separate counterparts, each of which when executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.7 Indemnification. The Executive shall be entitled to the full benefit of any and all indemnification provisions contained in the Company's Certificate of Incorporation as amended from time to time, and/or Bylaws, and the Company shall provide indemnification to Executive to the same extent as it indemnifies any other officer or director of the Company. Irrespective of the provisions in the Company's Certificate of Incorporation as amended from time to time, or Bylaws, the Company shall indemnify Executive to the fullest extent provided under the Texas Business Corporation Act, including, but not limited to, advancement of expenses to the fullest extent provided by such statute.

7.8 Dispute Resolution. Except as provided below, in the event of any dispute, claim or disagreement arising out of or in connection with this Agreement, including, without limitation, the negotiation, execution, interpretation, performance or non-performance of this Agreement, the parties shall first submit the dispute, claim or disagreement to non-binding mediation administered by JAMS in accordance with its then applicable Employment Mediation Rules. The place of mediation shall be Dallas, Texas. If the dispute, claim or disagreement is not resolved within 45 days after the initial request for mediation by any party to this Agreement, or if the mediation is otherwise terminated, then either party may submit the dispute, claim or disagreement to binding arbitration administered by JAMS in accordance with the provisions of its then applicable Employment Arbitration Rules (the "Rules") and, except as otherwise provided in this Agreement, such arbitration shall be the sole means of dispute resolution. The exclusive venue of arbitration shall be Dallas, Texas. Any mediator or arbitrator selected under this Section 7.8 shall be a practicing attorney experienced in employment agreements and acquisitions and shall not have been employed or engaged by or affiliated with either of the parties or their respective affiliates. Except as provided by the Rules, each party shall initially bear its own costs and expenses in connection with any mediation or arbitration hereunder, including, without limitation, its attorneys' fees, and an equal share of the mediator's or arbitrator's hourly fees for mediation or arbitration. The decision of the arbitrators shall be in writing and shall state the reasons therefore. Judgment upon an arbitration award may be entered in any court of competent jurisdiction and shall be final, binding and non-appealable. Notwithstanding anything in this Section 7.8 to the contrary, each party shall be entitled to seek injunctive or other equitable relief in any court of competent jurisdiction without first submitting the matter to mediation or arbitration in accordance with the provisions of this Section 7.8, even if a similar or related matter has already been referred to meditation or arbitration in accordance with the terms of this Section 7.8. Venue for any action shall be exclusively brought in court under this Section 7.8 shall be the appropriate state and federal courts located in Dallas County, Texas.

7.9 Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

7.10 Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

BOOKOO BEVERAGES, INC.
a Texas corporation

By: ______________________________
Its: ______________________________

"EXECUTIVE":

____
Name: Steven B. Solomon